EX-21.1

 SUBSIDIARIES OF THE REGISTRANT

                          EXHIBIT 21.1

                 SUBSIDIARIES OF THE REGISTRANT

         Subsidiaries, which considered in the aggregate
          as a single subsidiary would not constitute a
           significant subsidiary, have been omitted.

 Subsidiary                                       Jurisdiction of Incorporation

 Price Communications Wireless, Inc.              Delaware

 Price Communications Cellular Holdings, Inc.     Delaware

 Price Communications Cellular Inc.               Delaware